CUSIP No.  191098102

                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                            SCHEDULE 13G/A
                           (Amendment No. 1)

               Under the Securities Exchange Act of 1934

                  COCA-COLA BOTTLING CO. CONSOLIDATED
                           (Name of Issuer)

                     Common Stock $1.00 par value
               ________________________________________
                    (Title of Class of Securities)

                               191098102
                           _________________
                            (CUSIP Number)

                           December 31, 1999
                        ______________________
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

__________________________________________________________________________________

              (1)      Names of Reporting Persons
                       I.R.S. Identification Nos. of above persons(entities only).

                       Coca-Cola Enterprises Inc.
                       IRS Number:  580503352

__________________________________________________________________________________

              (2)      Check the Appropriate Box if a Member of a Group

                       (a) [   ]
                       (b) [ X ]

__________________________________________________________________________________

              (3)      SEC Use Only

__________________________________________________________________________________

              (4)      Citizenship or Place of Organization:

                       Delaware

__________________________________________________________________________________

Number of     (5)     Sole Voting Power                               550,000
Shares Bene-           --------------------------------------------------------
ficially
Owned by      (6)     Shared Voting Power                             None
Each Report-           ---------------------------------------------------------
ing Person
With:         (7)     Sole Dispositive Power                          550,000
                      ----------------------------------------------------------

              (8)     Shared Dispositive Power                        None
__________________________________________________________________________________

              (9)      Aggregate Amount Beneficially Owned by Each Reporting
                       Person:
                                                                      550,000

              (10)     Check if the Aggregate Amount in Row (9)Excludes Certain
                       Shares:
                                                                       N/A

              (11)     Percent of Class Represented by Amount in Row (9):

                                                                       8.6%
__________________________________________________________________________________

              (12)     Type of Reporting Person:

                        CO
__________________________________________________________________________________

ITEM 1(A).    NAME OF ISSUER:                  Coca-Cola Bottling Co. Consolidated

ITEM 1(B).    ADDRESS OF ISSUER'S
              PRINCIPAL EXECUTIVE              1900 Rexford Road,
              OFFICES:                         Charlotte, NC  28211

ITEM 2(A).    NAME OF PERSON FILING:           Coca-Cola Enterprises Inc.

ITEM 2(B).     ADDRESS OF PRINCIPAL
               BUSINESS OFFICE OR              2500 Windy Ridge Parkway
               RESIDENCE:                      Atlanta, GA  30339

ITEM 2(C).     CITIZENSHIP:                    Delaware

ITEM 2(D).     TITLE OF CLASS
               OF SECURITIES:                  Common Stock, $1.00 par value

ITEM 2(E).     CUSIP NUMBER:                   191098102

ITEM 3.        IF THIS STATEMENT IS
               FILED PURSUANT TO
               SS.SS.240.13D-1(B) or
               240.13D-2(B) OR (C),
               CHECK WHETHER THE
               PERSON FILING IS A:             Not Applicable

ITEM 4.        OWNERSHIP:

               (A)  AMOUNT BENEFICIALLY
                    OWNED:                     550,000

               (B)  PERCENT OF CLASS:          8.6%

               (C)  NUMBER OF SHARES AS
                    TO WHICH SUCH PERSON
                    HAS:

                      (I)   SOLE POWER TO VOTE
                            OR TO DIRECT THE
                            VOTE               550,000

                     (II)   SHARED POWER TO
                            VOTE OR TO DIRECT
                            THE VOTE           None

                    (III)   SOLE POWER TO
                            DISPOSE OR TO
                            DIRECT THE
                            DISPOSITION OF     550,000

                    (IV)   SHARED POWER TO
                           DISPOSE OR TO
                           DIRECT THE
                           DISPOSITION OF      None

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

ITEM 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my
knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my
knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Date:  February 14, 2000

                                         COCA-COLA ENTERPRISES INC.

                                         By:    S/ PATRICK J. MANNELLY
                                                ----------------------------
                                                 Patrick J. Mannelly
                                         Title:  Senior Vice President
                                                 and Chief Financial Officer